Exhibit 10.6

August 3, 2006

Ms. Roya Behnia

4144 North Rockwell Street

Chicago, Illinois 60618

Re:	Employment

Dear Roya:

We are pleased to offer you employment with Rewards Network Inc. (“Rewards Network”) as Senior Vice President, General Counsel, Secretary and Chief Privacy Officer. In this position, you will report to me, and will perform duties as we discussed. Should you accept this offer, your start date will be August 4, 2006 and your gross annual salary initially will be $250,000 (less any withholdings and deductions required by law or authorized by you), which generally will be payable in biweekly installments. In 2006 and beyond, you will be entitled to participate in the senior management bonus program, the specific terms of which are approved annually by the Compensation Committee of the Board of Directors. For the 2006 bonus program, you will be eligible for a bonus that is equal to up to 50% of your annual base salary pro rated for the amount of actual time employed by Rewards Network. You also will be eligible to participate in the 2006 Long Term Incentive Plan subject to the terms and conditions of such plan. In 2006, you will be eligible for a grant target equivalent to 55% of your salary pro rated for the amount of actual time employed by Rewards Network as approved by the Compensation Committee.

Furthermore, you will be eligible to participate in such Rewards Network’s employee benefit plans and policies including plans and policies relating to health, life, severance, 401(k) Plan, disability, etc. benefits that Rewards Network may make available generally to its employees in comparable positions, subject to the terms and conditions of any such plans and policies as they may exist from time to time. In addition, you will be entitled to 24 days of paid time off for your first year. Rewards Network reserves the right to modify, amend, suspend, or terminate any or all such management bonus program, incentive compensation and employee benefit plans and polices at any time.

Please note that the purpose of this letter is merely to describe the terms of our offer. This letter does not constitute a contract of employment and does not create any right to continued employment for any period of time. If you accept this offer, your employment with Rewards Network at all times will be “at will”. This means that either you or Rewards Network may end your employment at any time for any or no reason.

If your employment with Rewards Network is terminated by Rewards Network following a Change of Control (as defined below) or without Cause, or you voluntarily terminate your employment by Rewards Network with Good Reason upon 30 days prior written notice to Rewards Network (or such shorter period as may be permitted by the Board of Directors), your entitlement to compensation and benefits shall cease immediately, except that you will be entitled to:

(i)	continuation of your Base Salary for a period of 12 months after the effective date of your termination of employment;

(ii)	continued coverage of you and your spouse and dependents under Rewards Network’s group health plan for 12 months after the effective date of your termination of employment, at no cost to you but otherwise on the same basis as such plan is offered to active employees of Rewards Network, and following the expiration of such period the right to elect continued coverage under such plan pursuant to COBRA; and

(iii)	the continued right to exercise any outstanding vested options or restricted stock units held by you to purchase shares of Common Stock for a period of 90 days after the effective date of your termination of employment.

You will not be entitled to the foregoing in the event your employment terminates for any other reason. As used in this letter a voluntary termination of your employment with “Good Reason” shall mean a termination by you of your employment with Rewards Network pursuant to a written notice delivered to Rewards Network within 30 days after the occurrence of the following event without your written consent; provided, that an isolated, insubstantial or inadvertent action or failure which is remedied by Rewards Network within 30 days after receipt of such notice given by you shall not constitute Good Reason: a material diminution in your duties and responsibilities that is inconsistent with your position as Senior Vice President, General Counsel, Secretary and Chief Privacy Officer of Rewards Network, which shall not include an adverse change in your reporting responsibilities.

The severance payments provided hereunder shall be made in lieu of any other severance payments under any severance agreement, plan, program or arrangement of Rewards Network that may be applicable to you.

Notwithstanding anything to the contrary, no amount shall be payable to you (or your executor or other legal representative in the case of your death or disability), other than the payments and benefits described above, unless and until eight days after you (or your executor or other legal representative in the case of your death or disability) execute and deliver to Rewards Network, a general waiver and release of claims against Rewards Network and its affiliates (other than any claims related to the enforcement of your rights under this Agreement) in a form prescribed by Rewards Network; provided such release (A) is executed and delivered to Rewards Network within 22 days of your cessation of employment, or such longer period of time permitted by the Board of Directors in its sole discretion and (B) and is not revoked by you (or your executor or other legal representative in the case of your death or disability) within the revocation period, if any, made available by Rewards Network with respect to such release.

For purposes of this letter, a “Change in Control” shall be deemed to have occurred if:

(i)	any person (as defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Rewards Network, Equity Group Investments, L.L.C. (“EGI”), an affiliate of Rewards Network or EGI or an employee benefit plan of Rewards Network, acquires directly or indirectly the beneficial ownership (within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act) of any voting security of Rewards Network and immediately after such acquisition such person is, directly or indirectly, the beneficial owner of voting securities representing 50 percent or more of the total voting power of all of the then-outstanding voting securities of Rewards Network;

(ii)	the individuals (i) who constitute the Board of Directors as of the Effective Date (the “Original Directors”) or (ii) who thereafter are elected to the Board of Directors and whose election, or nomination for election, to the Board of Directors was approved by a vote of a majority of the Original Directors then still in office (such directors becoming “Additional Original Directors” immediately following their election) or (iii) who are elected to the Board of Directors and whose election, or nomination for election, to the Board of Directors was approved by a vote of a majority of the Original Directors and Additional Original Directors then still in office (such directors also becoming “Additional Original Directors” immediately following their election) (such individuals being the “Continuing Directors”), cease for any reason to constitute a majority of the members of the Board of Directors;

(iii)	the stockholders of Rewards Network shall approve a merger, consolidation, recapitalization, or reorganization of Rewards Network, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not sought or obtained, other than any such transaction which would result in at least 50 percent of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned (within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act) by the holders of outstanding voting securities of Rewards Network immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

(iv)	the stockholders of Rewards Network shall approve a plan of complete liquidation of Rewards Network or an agreement for the sale or disposition by Rewards Network of all or a substantial portion of Rewards Network ‘s assets (i.e., 50 percent or more of the total assets of Rewards Network).

For purposes of this letter, the term “Cause” shall mean any one or more of the following:

(i)	any willful refusal by you to follow lawful directives of the President and Chief Executive Officer or the Board of Directors which are consistent with the scope and nature of your duties and responsibilities; provided that an isolated, insubstantial or inadvertent action or failure which is remedied by you within 10 days after written notice from the President and Chief Executive Officer or the Board of Directors shall not constitute Cause hereunder;

(ii)	your conviction of, or plea of guilty or nolo contendere to, a felony or of any crime involving moral turpitude, fraud or embezzlement;

(iii)	any gross negligence or willful misconduct by you resulting in a material loss to Rewards Network or any of its subsidiaries, or material damage to the reputation of Rewards Network or any of its subsidiaries;

(iv)	any material breach by you of any one or more of the covenants contained in the Proprietary Interest Protection and Non-Solicitation Agreement; or

(v)	any violation of any statutory or common law duty of loyalty to Rewards Network or any of its subsidiaries.

As a condition of employment with Rewards Network, you will be required to sign a Proprietary Interest Protection and Non-Solicitation Agreement, a copy of which is attached to this letter for you to review while you consider our offer of employment. We also are extending this offer to you on the condition that you not use or disclose to Rewards Network any confidential information of anyone that you previously worked for, and with the understanding that your Rewards Network employment will not violate or be restricted by any non-competition or other agreement with anyone else. If this is not the case, please inform us immediately.

We congratulate you on your offer and sincerely hope that you will accept.

To indicate your acceptance should you decide to do so, please sign this letter and the attached Proprietary Interest Protection and Non-Solicitation Agreement where indicated and return them to me. In the meantime, please do not hesitate to call me should you have any questions.

Very truly yours,

/s/ Ronald L. Blake
Ronald L. Blake
President and Chief Executive Officer

Enclosure

cc:	Personnel File

AGREED TO AND ACCEPTED:

/s/ Roya Behnia
Roya Behnia

Dated: August 3, 2006